Exhibit 99.3

JEAN COUTU USA MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion contains management’s discussion and analysis of financial condition and results of operations for Jean Coutu USA and should be read in conjunction with the audited consolidated financial statements of Jean Coutu USA and the related notes contained in our Definitive Proxy Statement, which we filed with the SEC on November 30, 2006, and the unaudited consolidated condensed financial statements of Jean Coutu USA and the accompanying notes contained herein.

Overview

The Jean Coutu Group (PJC) USA, Inc. (“Jean Coutu USA”), as of March 3, 2007, consisted of the Brooks-Eckerd network of 1,856 company-owned pharmacy stores (1,858 stores as of May 27, 2006) operating under the Brooks Pharmacy and Eckerd Pharmacy banners and six distribution centers in 18 states in the eastern United States.

Jean Coutu USA’s fiscal year ends on the Saturday closest to May 31st. The fiscal year ended June 2, 2007 will consist of 53 weeks, whereas the fiscal year ended May 27, 2006 consisted of 52 weeks. The additional week was added to Jean Coutu USA’s third quarterly period ended March 3, 2007. Therefore, the quarterly and year-to-date periods ended March 3, 2007 consist of fourteen and forty weeks, respectively. The quarterly and year-to-date periods ended February 25, 2006 consisted of thirteen and thirty-nine weeks, respectively.

Jean Coutu USA sells prescription drugs in the pharmacy portion of its stores, and in the “front-end” section of its stores, a wide assortment of other merchandise, such as health and beauty products. In fiscal 2006, Jean Coutu USA filled more than 119.5 million prescriptions, with an average per store of 1,240 scripts per week. During this period, prescription drug sales accounted for approximately 73% of total sales.

Jean Coutu USA believes that retail sales per square foot is a key performance indicator for its stores. It measures this by dividing total store sales for the last twelve months by the average selling square footage for such period. During the third quarter of fiscal 2007, the sales per square foot grew to $615 from $597 in the first quarter of fiscal 2007 (sales per square foot was $594 at May 27, 2006). Jean Coutu USA believes that approximately half its drugstores are the number one or two retail drugstores in their respective local markets based on sales volume.

Jean Coutu USA acquired the Eckerd drugstores during fiscal 2005, referred to in this section as the Eckerd drugstore acquisition, which added 1,549 stores to the network. During fiscal 2006, Jean Coutu USA pursued the integration of the Eckerd and Brooks operations, including the migration of the former Eckerd information technology infrastructure from Kentucky and Florida to Rhode Island, and the beginning of the rollout of the RX Care system and new point-of-sale systems in the Eckerd stores. During fiscal 2007, the Eckerd drugstores continue to receive attention designed to continue to improve their financial performance.

Results of Operations

The following table presents selected data and operating results for the fourteen and forty week periods ended March 3, 2007 and thirteen and thirty-nine week periods ended February 25, 2006.

	Fourteen weeks	Thirteen weeks	Forty	Thirty-nine
	ended	ended	weeks ended	weeks ended
	March 3, 2007	February 25,	March 3, 2007	February 25,
		2006		2006
	(Dollars in thousands, except for drugstore count)
Sales	$2,679,421	$2,459,324	$7,379,732	$7,067,726
Cost of goods sold(1)	2,005,995	1,859,530	5,565,082	5,328,148
Selling, general and administration expenses	565,789	510,417	1,594,976	1,512,731
Depreciation and amortization	57,484	58,328	161,601	174,412

Operating income	50,153	31,049	58,073	52,435
Other expense (income), net	72,720	81,340	204,583	213,424

Loss before income taxes	(22,567)	(50,291)	(146,510)	(160,989)
Income tax expense (benefit)	(8,976)	(22,704)	(58,318)	(65,022)

Net loss	$(13,591)	$(27,587)	$(88,192)	$(95,967)

As of fiscal quarter end
Total assets			4,956,096	5,162,025
Total debt(2)			3,060,899	3,084,894
Number of retail drugstores			1,856	1,853

	Fourteen	Thirteen	Forty	Thirty-nine
	weeks ended	weeks ended	weeks ended	weeks ended
	March 3, 2007	February 25,	March 3, 2007	February 25,
		2006		2006
Sales growth — same store(3)	(In percentage)
Total	1.1%	1.5%	2.0%	0.5%
Pharmacy	1.4%	2.2%	2.5%	1.3%
Front-end	0.4%	(0.1)%	0.7%	(1.5)%

(1)             Includes LIFO (credit) charges of ($5,064) and $5,496 for the fourteen and thirteen weeks ended March 3, 2007 and February 25, 2006 and $12,979 and $16,643 for the forty and thirty-nine weeks ended  March 3, 2007 and February 25, 2006.

(2)             Total debt includes capital lease obligations of $27,843 as of  March 3, 2007 and $11,046 as of  February 25, 2006.

(3)             Growth is calculated based on the comparison of sales for same stores (stores that have been open or part of the Brooks-Eckerd network for at least 52 weeks) during comparable fiscal periods.

Definition of Financial Data

Cost of goods sold.   The cost of goods sold includes the cost of inventory sold during the period, including related vendor rebates and allowances, inventory shrinkage costs, and warehousing costs, which include distribution payroll and related benefit costs, distribution center occupancy costs, and delivery expenses to the stores.

Selling, general and administration expenses.   These expenses comprise costs associated with salaries and benefits, rent, advertising, repairs and maintenance, insurance, professional fees and other costs.

Overview

For the third quarter ended March 3, 2007, the net loss was $13.6 million compared with $27.6 million for the quarter ended February 25, 2006. On August 23, 2006, The Jean Coutu Group (PJC) Inc., the “parent company”, entered into a definitive agreement with Rite Aid Corporation, whereby Jean Coutu Group would sell the shares of Jean Coutu USA to Rite Aid Corporation in exchange for total consideration of $3.490 billion. During the first quarter of fiscal 2007, Jean Coutu USA adopted a transition pay program comprised of retention and other related bonuses associated with the disposal transaction. The charges during the third quarter related to this program amount to $9.7 million ($5.8 million after-tax) for the quarter and are included in selling, general and administration expenses.

For the forty weeks ended March 3, 2007, the net loss was $88.2 million compared with $96.0 million for the thirty-nine weeks ended February 25, 2006. The charges related to the transition pay program amount to $29.8 million ($18.0 million after-tax) for the forty weeks and are included in selling, general and administration expenses.

The extra week in the quarterly period ended March 3, 2007 resulted in additional sales of approximately $185-190 million, cost of goods sold of approximately $140-$142 million, selling, general and administrative expenses of approximately $38-40 million and depreciation and amortization expense of approximately $4 million.

Sales

Sales increased by $220.1 million, or 8.9%, to $2.679 billion for the quarter ended March 3, 2007 compared with $2.459 billion for the quarter ended February 25, 2006. The increase is principally due to an additional week in the quarter ended March 3, 2007 as well as a year-over-year increase in pharmacy sales.  During the third quarter of fiscal 2007 and on a same-store basis, total sales grew 1.1%, consisting of 1.4% growth in pharmacy sales and a 0.4% increase in front-end sales. During the third quarter of fiscal 2007, there was 1 new store opening and 4 store closings, bringing Jean Coutu USA’s network to 1,856 Brooks and Eckerd stores as of the fiscal quarter end.

During the quarter, pharmacy sales were negatively impacted by 4.8% by the conversion of several popular branded drugs to generic or in some instances to over-the-counter status, with a positive effect on pharmacy margins. On an all stores basis, front-end sales increased 7.2% principally due to an additional week in the quarter ended March 3, 2007 as well as the increase in the consumables, health and beauty categories. Sales in these categories increased due to a strong cough and cold season and better execution on certain promotional activities.

Sales increased by $312.0 million, or 4.4%, to $7.380 billion for the forty weeks ended March 3, 2007 compared with $7.068 billion for the thirty-nine weeks ended February 25, 2006. The increase is principally due to an additional week in the forty weeks ended March 3, 2007 as well as a year-over-year increase in pharmacy sales, partially offset by the loss of sales from the 78 Eckerd drugstores that closed during the first quarter of fiscal 2006. Total revenue from these closed stores was $21.2 million in thirty-nine weeks of fiscal 2006.  During the forty weeks of fiscal 2007 and on a same-store basis, total sales grew 2.0%, consisting of 2.5% growth in pharmacy sales and a 0.7% increase in front-end sales. This measure includes same-store sales for the acquired Eckerd drugstores as of August 1, 2005, the first anniversary of ownership by Jean Coutu USA. During the forty weeks of fiscal 2007, there were 6 new store openings, 4 store acquisitions and 12 store closings.

During the forty weeks ended March 3, 2007, pharmacy sales were negatively impacted by 3.74% by the conversion of several popular branded drugs to generic or in some instances to over-the-counter status, with a positive effect on pharmacy margins. On an all stores basis, front-end sales increased 3.0% principally due to an additional week in the forty weeks ended March 3, 2007 as well as the increase in the consumables, health and beauty categories. Sales in these categories increased for the same reasons discussed in the quarter better-in-stock positions prior to the fall season. Front-end sales continue to be negatively affected by the decline in sales in the film and photo category.

Cost of goods sold

Cost of goods sold increased by $146.5 million, or 7.9%, to $2.006 billion for the quarter ended March 3, 2007 compared with $1.860 billion for the quarter ended February 25, 2006. The increase in cost of good sold is largely due to the extra week as well as an increase in pharmacy prescription sales and front-end sales during the quarter. Jean Coutu USA’s cost of goods sold as a percentage of sales decreased to 74.9% during the third quarter of fiscal 2007 compared with 75.6% in the third quarter of fiscal 2006. The decrease in cost of goods sold as a percentage of sales was due to a decrease in front-end promotional allowances and markdowns compared to the prior year.

Cost of goods sold increased by $236.9 million, or 4.4%, to $5.565 billion for the forty weeks ended March 3, 2007 compared with $5.328 billion for the thirty-nine weeks ended February 25, 2006. Jean Coutu USA’s cost of goods sold as a percentage of sales remained the same at 75.4% during the forty weeks of fiscal 2007 and the thirty-nine weeks of fiscal 2006.

Selling, general and administration expenses

Selling, general and administration expenses increased by $55.4 million, or 10.8%, to $565.8 million for the quarter ended March 3, 2007 compared with $510.4 million for the quarter ended February 25, 2006. The increase in selling, general and administration expenses was due to an additional week in the quarter ended March 3, 2007 as well as charges associated with the transition pay program associated with the disposal transaction. The charges related to this program totaled $9.7 million ($5.8 million after-tax) for the quarter. Total expected charges under this program are estimated at $37.9 million. Total selling, general and administration expenses represent 21.1% of sales versus 20.8% for the same period a year earlier.

Selling, general and administration expenses increased by $82.2 million, or 5.4%, to $1.595 billion for the forty weeks ended March 3, 2007 compared with $1.513 billion for the thirty-nine weeks ended February 25, 2006. The increase in selling, general and administration expenses was due to an additional week in the forty weeks ended March 3, 2007 as well as charges associated with the transition pay program. The charges related to the transition pay program totaled $29.8 million ($18.0 million after-tax) for the forty weeks ended March 3, 2007. Total selling, general and administration expenses represent 21.6% of revenues versus 21.4% for the same period a year earlier.

Depreciation and amortization

Depreciation and amortization expense decreased by $0.8 million, or 1.4%, to $57.5 million for the quarter ended March 3, 2007 compared with $58.3 million for the quarter ended February 25, 2006. The effect of the extra week in 2007 was offset by a downward adjustment to expense following the finalization of the capital asset ledger with regard to the acquired Eckerd assets.

Depreciation and amortization expense decreased by $12.8 million, or 7.3%, to $161.6 million for the forty weeks ended March 3, 2007 compared with $174.4 million for the thirty-nine weeks ended February 25, 2006.

Other expense

Other expense decreased $8.6 million, or 10.6%, to $72.7 million for the quarter ended March 3, 2007 compared with $81.3 million for the quarter ended February 25, 2006. Interest expense increased $3.8 million to $77.2 million in the third quarter of fiscal 2007, as compared to $73.4 million in fiscal 2006, due to an additional week in the quarter ended March 3, 2007 as well as principally to an increase in borrowings and interest rates year-over-year. The weighted average interest rate on Jean Coutu USA’s long-term debt was 9.4% during the current fiscal quarter compared with 8.5% during the third quarter of fiscal 2006. Foreign currency gains amounted to $2.7 million in the third quarter of fiscal 2007 compared with foreign currency losses of $9.4 million in the third quarter of fiscal 2006. The foreign currency gains during the quarter were due to the remeasurement of Jean Coutu USA’s Canadian dollar denominated debt. During the quarter, the US dollar strengthened versus the Canadian dollar.

Other expense decreased $8.8 million, or 4.1%, to $204.6 million for the forty weeks ended March 3, 2007 compared with $213.4 million for the thirty-nine weeks ended February 25, 2006. Interest expense increased $12.3 million to $218.6 million in the forty weeks of fiscal 2007, as compared to $206.2 million in fiscal 2006, due to an additional week in the forty weeks ended March 3, 2007 as well as principally to an increase in borrowings and interest rates year-over-year. The weighted average interest rate on the Jean Coutu USA’s long-term debt was 8.7% during the current forty weeks compared with 8.2% during the thirty-nine weeks of fiscal 2006. Foreign currency gains amounted to $8.1 million in the forty weeks of fiscal 2007 compared with foreign currency losses of $11.4 million in the thirty-nine weeks of fiscal 2006. The foreign currency gains in the forty weeks were due to the same reasons discussed during the quarter.

Income tax benefit

There was an income tax benefit of $9.0 million in the third quarter of fiscal 2007 compared with an income tax benefit of $22.7 million in the third quarter of fiscal 2006. Jean Coutu USA’s effective tax rate was 39.8% in the third quarter of fiscal 2007 compared with 45.1% in the third quarter of fiscal 2006.

There was an income tax benefit of $58.3 million in the forty weeks of fiscal 2007 compared with $65.0 million in the thirty-nine weeks of fiscal 2006. Jean Coutu USA’s effective tax rate was 39.8% in the forty weeks of fiscal 2007 compared with 40.4% in the thirty-nine weeks of fiscal 2006.

Liquidity and Capital Resources

Jean Coutu USA’s cash flows are generated principally by the sale of prescription drugs and other products by its drugstore network. These cash flows are used: (i) to purchase products for resale, (ii) to finance operating expenses, (iii) for debt service, (iv) for real estate investments, and (v) to finance capital expenditures incurred to renovate and open stores, and replace equipment. Jean Coutu USA has typically financed capital expenditures and working capital requirements through cash flow from operating activities. The Eckerd acquisition was financed principally through long-term borrowings and the sale of common stock.

Cash flow from operating activities

Cash provided by operating activities was $34.4 million for the forty weeks of fiscal 2007 compared with cash used of $138.4 million in the thirty-nine weeks of fiscal 2006.  The cash provided in 2007 was used to fund operating expenses. Cash from operations in the current quarter improved versus the same quarter last year due to improvements made to Jean Coutu USA’s operating and inventory management systems.

Cash flow used in investing activities

Cash used in investing activities was $90.3 million for the forty weeks of fiscal 2007 compared with $78.8 million in the thirty-nine weeks of fiscal 2006. Cash flow used in investing activities consists primarily of capital expenditures. Capital expenditures totaled $91.1 million and $82.0 million for the forty and thirty-nine weeks ended March 3, 2007 and February 25, 2006, respectively.

Cash flow from financing activities

Net cash from financing activities for the forty weeks ended March 3, 2007 totaled $23.3 million compared to $186.0 million for the thirty-nine weeks ended February 25, 2006. During the forty week period ended March 3, 2007, Jean Coutu USA received $100.0 million in additional advances from affiliates and repaid $68.8 million on notes payable to affiliates. Cash from financing activities was used to fund operations and capital expenditures.

Under the terms of the credit agreement, the maximum available outstanding under each of the revolving loan, the swingline loan and letters of credit is $325 million, $35 million and $130 million respectively, subject to a maximum of $325 million. At March 3, 2007, there were no amounts outstanding under the revolving loan and the swingline loan. Jean Coutu USA had outstanding letters of credit totaling $66.3 million at March 3, 2007 (February 25, 2006 - $70.4 million).

Contractual Obligations and Commercial Commitments

Readers are referred to the table of material contractual cash obligations under Jean Coutu USA’s long term debt, long-term leases, inventories, services and capital assets commitments included in the fiscal 2006 Management’s Discussion and Analysis of Financial Condition and Results of Operations “MD&A” at May 27, 2006.

Long-term debt due to affiliates

On July 31, 2004, Jean Coutu USA completed the Eckerd acquisition. This acquisition was funded by a combination of long-term notes payable to affiliates. Long-term debt due to affiliates net of additional advances and repayments, including current portion, decreased to $3.033 billion at March 3, 2007 compared with $3.105 at May 27, 2006.

Capital lease obligations

During the forty weeks of fiscal 2007 Jean Coutu USA entered into a new capital lease agreement for certain photo equipment.  The obligation for this lease at March 3, 2007 was $18.7 million. At the time of the Eckerd acquisition Jean Coutu USA assumed certain capital lease obligations for photo equipment and software.

Operating lease obligations

Jean Coutu USA leases a substantial portion of its real estate using operating leases. Generally, Jean Coutu USA’s real estate leases are for primary terms of up to 20 years with options to renew. At May 27, 2006, operating lease obligations through 2047 amounted to $3.980 billion, and are primarily related to leased properties. At May

27, 2006, Jean Coutu USA had also signed lease and sublease agreements under which it will receive minimum payments totaling $65.0 million through 2022; these payments are not included in the table of contractual commitments disclosed at May 27, 2006.

Financial Instruments and Off-Balance Sheet Arrangements

Other than the currency forward contracts with its parent company, Jean Coutu USA does not make use of any off-balance sheet arrangements that currently have, or that Jean Coutu USA expects are reasonably likely to have, a material effect on financial condition, results of operations or cash flow. Jean Coutu USA uses operating leases for many of its store locations, and, from time to time, engages in sale-leaseback transactions for financing purposes. Jean Coutu USA does not use special purpose entities in any of its leasing arrangements. In fiscal 2005, Jean Coutu USA entered into foreign currency forward contracts with the parent company. The fair value of these contracts is determined by reference to the exchange rate at period-end. These contracts do not qualify for hedge accounting.

Jean Coutu USA has not taken any actions to cover its exposure to interest rate risk. Depending on the interest rate environment, Jean Coutu USA may make use of derivative financial instruments or other interest rate management vehicles in the future.

Guarantees

On July 31, 2004, Jean Coutu USA acquired all of the stock of various indirect subsidiaries of J. C. Penney Company operating a portion of the Eckerd drugstore business. Jean Coutu USA has entered into an indemnification agreement that is described in Note 18 of Jean Coutu USA’s fiscal 2006 consolidated financial statements.

Related Party Transactions

Transactions between Jean Coutu USA and its parent company are measured at the contractual amount. Jean Coutu USA’s activities are substantially funded by borrowings from affiliates as described in Note 13 of Jean Coutu USA’s fiscal 2006 consolidated financial statements. Also, Jean Coutu USA was charged for software development activities and for management information systems maintenance and support provided by the parent company, as described in Note 19 of Jean Coutu USA’s fiscal 2006 consolidated financial statements.

Critical Accounting Policies and Estimates

Estimates

This Jean Coutu USA Management’s Discussion and Analysis of Financial Condition and Results of Operations section is based on Jean Coutu USA’s consolidated condensed financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States of America for annual and interim financial information. The preparation of these consolidated condensed financial statements and related notes requires Jean Coutu USA’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated condensed financial statements. They may also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition

For all sales, other than third party pharmacy sales, Jean Coutu USA recognizes revenue from the sales of merchandise at the time the merchandise is sold. For third party pharmacy sales, revenue is recognized at the time the prescription is filled, adjusted by an estimate for those prescriptions that have not been claimed by customers at the end of a period. Customer returns are immaterial.

Inventory

Inventory consists primarily of products acquired for resale, including prescription drugs and over-the-counter medications, as well as household, cosmetics and other general merchandise products. In fiscal 2005, Jean Coutu USA changed its method of determining the cost of inventories from the first-in, first-out (FIFO) method to the last-in, first-out (LIFO) method, as described in Note 1m of Jean Coutu USA’s fiscal 2006 consolidated financial statements.

Goodwill and other intangible assets

Goodwill and intangible assets with indefinite lives are not amortized but are evaluated for impairment at least annually. No impairment was noted in the forty week period ended March 3, 2007.

Intangible assets with finite lives are amortized, principally on the straight-line method, over their useful lives. They are made up mainly of prescription files and leasehold interests. Prescription files are amortized over a period of five to ten years and leasehold interests are amortized over the remaining period of the lease terms.

Impairment of long-lived assets

Jean Coutu USA reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows expected to be generated from utilizing these assets to their carrying amount. If the cash flows are not sufficient to recover the carrying amount of the assets, then impairment has occurred, and the long-lived assets are written down to their respective fair values.

Foreign exchange

The gain or loss on foreign currency transactions includes those related to foreign currency contracts with the parent company and the Canadian dollar denominated term loans due to the parent company. All exchange gains and losses are included in other expense in the consolidated condensed statements of operations.

Derivative financial instruments

Derivatives are recorded on the balance sheet as assets or liabilities and measured at fair value. Changes in fair value are recognized in earnings unless the derivative qualifies for hedge accounting.

New Accounting Pronouncements

There were no changes in accounting policies that had a material impact on Jean Coutu USA’s consolidated condensed financial statements during the forty week period ended March 3, 2007. See Note 3 of the consolidated condensed financial statements for a description of new accounting pronouncements.

Seasonal Nature of the Business

The weather has an effect on the general population’s health and, by extension, on Jean Coutu USA’s retail sales. For example, in winter, Jean Coutu USA sells more cold and flu medicine, while in summer, allergy and sun protection products are in greater demand. Sales are affected by holidays such as Christmas, Easter, Thanksgiving, Valentine’s Day, Mother’s Day and Father’s Day. The peak sales period is generally Jean Coutu USA’s third quarter of its fiscal year, which includes Christmas.